SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

     Name: SGAM VARIABLE SERIES FUNDS, INC.

     Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

                   560 Lexington Avenue
                   New York, New York 10022

     Telephone Number (including area code): (212) 278-4569

     Name and Address of Agent for Service of Process:

                   Irwood Schlackman
                   c/o SG Asset Management Inc.
                   560  Lexington Avenue
                   New York, New York 10022

     Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   YES  |X|                     NO  :

                                  SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York, and State of New York on the 27th day of August, 2002.


                             SGAM VARIABLE SERIES FUNDS, INC.


                             By: /s/ Hoan Nguyen-Quang
                                -------------------------------------
                                 Hoan Nguyen-Quang (President)




Attest:



By: /s/ Irwood Schlackman
   --------------------------------------------
    Irwood Schlackman (Secretary and Treasurer)



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